                                                                    Exhibit 4.18

                                    GUARANTY

      THIS GUARANTY ("GUARANTY"), dated as of January 18, 2002, is made by AMERICA WEST AIRLINES, INC., a Delaware corporation (the "GUARANTOR"), in favor of the Holders and the Trustee (each such term as defined in the Indenture referred to below, with the Holders and the Trustee referred to herein as the "BENEFICIARIES").

                                    RECITALS

      A. Reference is made to the Indenture, dated as of the date hereof (as amended, restated, supplemented, modified or waived from time to time, the "INDENTURE"), by and between America West Holdings Corporation, a Delaware corporation (the "COMPANY"), and Wilmington Trust Company, as Trustee, under which the Company is issuing its 7-1/2% Convertible Senior Notes due 2009 (the "NOTES"). Capitalized terms used and not defined herein shall have the meaning given to such terms in the Indenture.

      B.    The Guarantor is a wholly-owned subsidiary of the Company.

      C. The Guarantor will obtain substantial direct and indirect benefit from the transactions contemplated by the Transaction Documents (as defined below).

      D. Under the terms of the Indenture, the Guarantor and the Company are required to enter into this Guaranty.


                                    GUARANTY

      NOW, THEREFORE, in consideration of the promises therein, the Guarantor hereby agrees as follows:

      1.    GUARANTY.

            (a) UNCONDITIONAL GUARANTY. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations. The term "GUARANTEED OBLIGATIONS" means all loans, advances, debts, liabilities and obligations for monetary amounts from time to time owing by the Company to the Holders or the Trustee in connection with the Notes or under the Indenture, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or instrument, arising under or in respect of the Notes or under the Indenture. This term includes all Principal, Interest (including Interest that accrues after the commencement against the Company of any action under Bankruptcy Law), fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Company under the Notes or under the Indenture. Notwithstanding the foregoing, Guaranteed Obligations shall not include any liabilities or obligations owing from the Company to the Holders in connection with the Registration Rights Agreement (as defined below).


                                       1.
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            (b)   REIMBURSEMENT OF EXPENSES UNDER THIS GUARANTY. The Guarantor
also agrees to pay any and all reasonable costs and expenses (including, without limitation, all reasonable fees and disbursements of any law firm or other external counsel) of any Holder or the Trustee in enforcing any rights under this Guaranty.

            (c) GUARANTEED OBLIGATIONS UNAFFECTED. No payment or payments made by any other guarantor or by any other Person, or received or collected by any of the Beneficiaries from any other guarantor or from any other Person by virtue of any action or proceeding or any appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 6 below, until this Guaranty shall have terminated pursuant to Section 4 hereof.

            (d) ENFORCEMENT OF GUARANTEED OBLIGATIONS. Upon the occurrence and during the continuance of an Event of Default (as defined in the Indenture), then and in any such event all or any part of the Guaranteed Obligations shall automatically become (in the case of an Event of Default described in clauses
(f) or (g) of Section 4.1 of the Indenture) and may, at the option of the Beneficiaries as provided in the Indenture (in the case of any Event of Default described in Section 4.1 other than those described in clauses (f) or (g) of the Indenture) and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

            (e) NOTICE OF PAYMENT UNDER GUARANTY. The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any of the Beneficiaries on account of its liability hereunder, it will notify such Beneficiary in writing that such payment is made under this Guaranty for such purpose.

            (f) RIGHT OF CONTRIBUTION; SUBORDINATION. The Company and the Guarantor hereby agree that, to the extent that the Guarantor shall have paid an amount hereunder to any of the Beneficiaries that is greater than the net value of the benefits received, directly or indirectly, by the Guarantor as a result of the issuance and sale of the Notes and the Transaction Documents (as hereinafter defined), the Guarantor shall be entitled to contribution from the Company. Any amount payable as a contribution under this Section 1(f) shall be determined as of the date on which the related payment or distribution is made by the Guarantor and the parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the Guarantor. Notwithstanding the foregoing, the provisions of this Section 1(f) shall in no respect limit the obligations and liabilities of the Guarantor to the Beneficiaries hereunder or under the Notes or the Indenture, and the Guarantor shall remain liable for the full amount guaranteed hereunder. Any debt or other obligation (including, without limitation, any obligation under this Section 1(f)) of the Company now or hereafter held by or owing to the Guarantor is hereby subordinated in time and right of payment to all obligations of the Company to the Beneficiaries.

      2. SUBROGATION. Notwithstanding any payment or payments made by the Guarantor hereunder, the Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and any and all rights of reimbursement, assignment, indemnification or implied


                                       2.

contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time as the Guaranteed Obligations have been paid in full (subject to Section 6 below). If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Beneficiaries, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to each Beneficiary (ratably based on the amount of Guaranteed Obligations owed to such Beneficiary at such time as a percentage of the aggregate total amount of the Guaranteed Obligations at such time) in the exact form received by the Guarantor (duly endorsed by the Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Beneficiary may determine.

      3. AMENDMENTS, ETC., WITH RESPECT TO THE GUARANTEED OBLIGATIONS. The Guarantor shall remain obligated hereunder notwithstanding that: (a) any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued;
(b) this Guaranty, the Guaranteed Obligations, or the liability of any other party upon or for any part of the Guaranteed Obligations, or any collateral security or guaranty therefor, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary or such other party; (c) the Indenture, the Notes and any other document executed in connection with any of them may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part; or (d) any guaranty or collateral at any time held by any Person for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against the Guarantor, each Beneficiary may, but shall be under no obligation to, make a similar demand on any other Person, and any failure by such Beneficiary to make any such demand or to collect any payments from any other Person or any release of any such other Person shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of such Beneficiary against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

      4. GUARANTY ABSOLUTE AND UNCONDITIONAL; TERMINATION. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty. The Indenture, the Notes and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Guaranty; and all dealings between the Company or the Guarantor, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company, any other guarantor or itself with respect to the Guaranteed Obligations. This Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of the Guarantor without regard to
(a) the validity or enforceability of the Indenture, the Notes, any of the Guaranteed Obligations or any other guaranty with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense or counterclaim (other than a


                                       3.

defense of payment or performance) which may at any time be available to or be asserted by the Company or the Guarantor against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company, the Guarantor or any other guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company or a guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Person under a guaranty of the Guaranteed Obligations, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any other Person or to realize upon any such guaranty, or any release of any such other Person or any such guaranty, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns, and shall inure to the benefit of each of the Beneficiaries and its successors, endorsees, transferees and assigns, until all Guaranteed Obligations shall have been satisfied by payment in full (including payment of any fees or expenses incurred, or interest accruing, on or after the commencement of any insolvency or bankruptcy proceeding with respect to the Company or the Guarantor), upon the occurrence of which this Guaranty shall, subject to Section 6 below, terminate.

      5. REPRESENTATIONS AND WARRANTIES. The Guarantor and the Company hereby jointly and severally represent and warrant to each of the Beneficiaries that:

            (a) Each of the Guarantor and the Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation; (ii) is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify could not reasonably be expected to have a material adverse effect, individually or in the aggregate, on its business, financial condition or operations of the Company and its subsidiaries taken as a whole or on its ability to pay or perform its obligations under the Indenture, the Notes, the Registration Rights Agreement or this Guaranty (collectively, the "TRANSACTION DOCUMENTS") to which it is a party); (iii) has received all permits necessary to conduct the businesses now operated by it and has not received notice of proceedings relating to the revocation or modification of any permit that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on its business, financial condition or operations of the Company and its subsidiaries taken as a whole, or on its ability to pay or perform its obligations under the Transaction Documents to which it is a party; (iv) has all requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted, and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; and (v) is in compliance in all material respects with all applicable law, rules, regulations and orders;

            (b) The execution, delivery and performance by each of the Guarantor and the Company of the Transaction Documents to which it is a party:
(i) are within its powers and have been duly authorized by all necessary corporate and stockholder action; (ii) do not contravene its charter documents or any law, rule, regulation or administrative or court order binding on or


                                       4.

affecting the Guarantor or the Company or their respective property; and (iii) do not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Guarantor pursuant to any material contract, indenture, mortgage, loan agreement, note or other instrument by which either the Company or the Guarantor may be bound;

            (c) Each of the Transaction Documents to which either of the Guarantor or the Company is a party constitutes a valid and binding obligation of the Guarantor and the Company, as the case may be, enforceable against the Guarantor or the Company, as the case may be, in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and general equitable principles (whether applied in an action at law or a suit in equity);

            (d) There is no action, suit or proceeding affecting the Guarantor or the Company pending or, to either of their knowledge, threatened before any court, arbitrator, or governmental authority, domestic or foreign, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to pay or perform its obligations under the Transaction Documents to which it is a party or on the business, financial condition or operations of the Company and its subsidiaries taken as a whole;

            (e) The Guaranteed Obligations are not subject to any offset or defense of any kind against any Beneficiary or the Company;

            (f) Neither the Guarantor nor the Company nor any of their properties has any immunity from jurisdiction of any court or from any legal process (whether through service of process or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law;

            (g) The Notes have been duly authorized, executed, authenticated, issued and delivered by the Company and are entitled to the benefits of the Indenture;

            (h) The Notes are convertible into Common Stock of the Company in accordance with the terms of the Indenture. All of the outstanding shares of Common Stock have been duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights and the shares of Common Stock deliverable upon conversion of the Notes have been, and at all times will be, duly authorized and reserved for issuance upon such conversion, and, when delivered upon such conversion, will be validly issued, fully paid and nonassessable and free of any preemptive rights;

            (i) Each of the Indenture, the Registration Rights Agreement and this Guaranty has been duly executed and delivered by the Company and each of the Registration Rights Agreement and this Guaranty has been duly executed and delivered by the Guarantor;

            (j)   The Guarantor is a wholly-owned subsidiary of the Company;

            (k) The offer, sale and issuance by the Company of the Notes and the guaranty by the Guarantor pursuant to this Guaranty are, and the issuance of the Common Stock


                                       5.
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upon conversion of the Notes will be, exempt from the registration requirements of the Securities Act;

                  (l) No authorization, approval, consent or order of any court or governmental authority or agency or any other Person is required in connection with the offer, sale or issuance by the Company of the Notes and the guaranty by the Guarantor pursuant to this Guaranty, or the consummation by the Company or the Guarantor of any of the transactions contemplated by the Transaction Documents;

            (m) The Company's and the Guarantor's filings under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied, or will comply in all material respects as to form with the Exchange Act and the rules and regulations thereunder;

            (n) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "AFFILIATE") of the Company has directly, or though any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which is or will be integrated with the sale of the Notes (as guaranteed by this Guaranty), or the shares of Common Stock issuable upon conversion of the Notes, in a manner that would require the registration under the Securities Act of the Notes, this Guaranty or the shares of Common Stock issuable upon the conversion of the Notes, or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Notes (as guaranteed by this Guaranty) or the shares of Common Stock issuable upon conversion of the Notes (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

            (o) None of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes (as guaranteed by this Guaranty) and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S, except no representation, warranty or agreement is made by the Company in this paragraph with respect to the Beneficiaries.

      6. REINSTATEMENT. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, the Guarantor or any Subsidiary of the Company or the Guarantor, including, without limitation, upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, the Guarantor or any Subsidiary of the Company or the Guarantor or any substantial part of their respective property, or otherwise, all as though such payments had not been made.

      7. PAYMENTS. The Guarantor hereby agrees that the Guaranteed Obligations will be paid to each of the Beneficiaries in U.S. dollars in immediately available funds.


                                       6.
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      8.    SEVERABILITY. Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Guaranty shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Guaranty being prohibited or invalid.

      9. HEADINGS. Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

      10. APPLICABLE LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      11. ENTIRE AGREEMENT. This Guaranty constitutes the final, entire agreement among the parties hereto relating to the subject matter hereof and supersedes any and all prior and contemporaneous commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements between the parties hereto with respect to this Guaranty.

      12. CONSTRUCTION. Each of the Guarantor and the Beneficiaries acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Guaranty with such legal counsel.

      13. COUNTERPARTS; EFFECTIVENESS. This Guaranty and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

      14. WAIVERS AND AMENDMENTS; SUCCESSORS AND ASSIGNS. Any and all amendments, consents and waivers to this Guaranty shall be subject to compliance with the requirements of Article 7 of the Indenture; provided that, for purpose of any contemplated amendment, consent or waiver of any provision of this Guaranty, all references the "the Company" in Article 7 of the Indenture shall be deemed to be references to "the Guarantor." This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.

      15. ADDRESS FOR NOTICES. All written communications provided for hereunder shall be sent by facsimile or nationwide overnight delivery service (with charges prepaid) (a) if to the Guarantor, at its address set forth below its name on the signature pages hereto and (b) if to the Holders or the Trustee, as provided in the Indenture.


                                       7.

      16. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Beneficiary in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      17. REGISTRATION RIGHTS. The Company and the Guarantor agree, for the benefit of the Holders from time to time of the Securities, to the terms set forth in Exhibit A attached hereto setting forth certain rights of the Holders, and obligations of the Company and the Guarantor, with respect to the registration by the Company and the Guarantor of the Securities (such terms, the "REGISTRATION RIGHTS AGREEMENT").

      18. JURISDICTION. The Company and the Guarantor specifically and irrevocably consent to the jurisdiction and venue of the federal and state courts of the State of New York with respect to all matters concerning this Guaranty or any of the other Transaction Documents to which they are a party or the enforcement of any of the foregoing. The Company and the Guarantor agree that the execution and performance of the Transaction Documents to which they are a party shall have a State of New York situs and accordingly, the Company and the Guarantor consent to personal jurisdiction in the State of New York.


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                                       8.

      IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be duly executed as of the date first above written.

GUARANTOR:

AMERICA WEST AIRLINES, INC.,
a Delaware corporation

By:    /s/ Stephen L. Johnson

Title: Executive Vice President -- Corporate

[c/o the Company at its address for notices set forth in the Indenture]



ACKNOWLEDGED AND AGREED:

AMERICA WEST HOLDINGS CORPORATION,
a Delaware corporation

By:    /s/ Stephen L. Johnson

Title: Executive Vice President -- Corporate

                                    EXHIBIT A


                          REGISTRATION RIGHTS AGREEMENT


Reference is made to Exhibit 4.17 to the America West Holdings Corporation and America West Airlines, Inc. Form 8-K filed on January 31, 2002 with the Securities and Exchange Commission.